Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS YEAR END 2011 FINANCIAL RESULTS

- Provides Financial Guidance for 2012 -

PALO ALTO, Calif., March 14, 2012 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the year ended December 31, 2011.  The net loss for the year ended December 31, 2011 was $61.4 million compared to a net loss of $14.1 million for the year ended December 31, 2010.

Affymax reported revenue for the year ended December 31, 2011 of $47.7 million compared to $112.5 million for the year ended December 31, 2010.  The decrease in revenue was the result of lower collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited (Takeda), under their 2006 collaboration for development of peginesatide, due largely to a reduction in development milestones. Specifically, Affymax received $10.0 million in milestones during the year ended December 31, 2011 as compared to $35.0 million in the year ended December 31, 2010.  In addition, reimbursement for development expenses was significantly lower for the year ended December 31, 2011 due largely to the completion of the Phase 3 clinical trials in chronic kidney disease in early 2010.

Research and development expenses for the year ended December 31, 2011 were $76.3 million compared to $93.6 million for the year ended December 31, 2010. The decrease was primarily due to a reduction in expenses associated with Phase 3 clinical development.

Selling, general and administrative expenses for the year ended December 31, 2011 were $32.8 million, a slight decrease as compared to $33.3 million for the year ended December 31, 2010, primarily due to lower legal fees, partially offset by increasing commercial expenses in 2011.

Affymax had cash and investments of $99.6 million at December 31, 2011.

“2011 was a banner year for Affymax demonstrated by our progress and accomplishments which set the stage for potential approval and commercial launch of our first marketed therapeutic product,” said John Orwin, chief executive officer at Affymax.  “Looking at planned activities in 2012, our highest priority is preparing for, and executing on, the potential launch of peginesatide with our partner Takeda in the dialysis market.  We look forward to keeping you apprised of our progress.”

2012 Financial Guidance

With respect to revenue in 2012, Affymax expects to earn several milestone payments totaling approximately $60 million from Takeda in 2012.   In addition to the $5.0 million milestone payable already received as a result of the acceptance of the Marketing Authorization Application for peginesatide in Europe, Affymax also expects to receive additional milestones of $50 million related to the approval of peginesatide in the U.S. and approximately $5 million from Takeda associated with reimbursements under the Janssen agreement upon the achievement of certain regulatory and commercial events.   Affymax also expects to continue to receive reimbursement from Takeda of 70 percent of third party expenses associated with research and development, as well as 50 percent reimbursement of both third-party and FTE related expenses associated with commercial activities as provided under the terms of the collaboration agreement.  The agreement provides that upon commercialization of peginesatide, Affymax will receive quarterly profit equalization payments from Takeda to effect a 50/50 profit split on product sales between the parties.  Affymax will not be giving peginesatide product sales guidance for 2012.

With respect to operating expenses Affymax expects to incur $45 million to $50 million in research and development expenses and $90 million to $95 million in selling, general and administrative expenses, resulting in total expected operating expenses for 2012 of $135 million to $145 million, excluding stock based compensation.  For 2012, we expect to incur total stock-based compensation expense of approximately $10 million dollars.

This increase in operating expenses relative to 2011 is primarily a result of significantly increased investment in the Affymax commercial and medical affairs organizations, partially offset by reductions in our research and development spending as the company directs resources to support the potential commercialization of peginesatide in 2012.

Affymax currently expects existing cash resources, milestone payments from Takeda, ongoing Takeda reimbursement and profit equalization payments from Takeda to fund its operations well into 2013.

Conference Call

Affymax’s management will host a teleconference and webcast to discuss the company’s financial results and provide a general business update today at 1:30 p.m. PT (4:30 p.m. ET).  Interested parties may listen to the live call by dialing (866) 393-1565 from the U.S. or +1(973) 409-9608 for international callers.  Individuals may access the live audio webcast by visiting:  http://www.investors.affymax.com/events.cfm.  A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. A New Drug Application for Affymax’s product candidate, peginesatide, for the treatment of anemia in adult chronic kidney disease patients on dialysis is under review by the U.S. Food and Drug Administration.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and conditions, milestones expected to be accomplished, continuation and success of Affymax’s collaboration with Takeda, timing, design and progress  of Affymax’s peginesatide development program, the timing and potential regulatory approval and commercialization of peginesatide, the level of expenses in commercialization efforts and the ability to fund operations in the future from existing cash balances and collaboration payments from Takeda. Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the approvability and completeness of the New Drug Application (NDA), risks related to regulatory requirements and approvals, in particular the U.S. Food and Drug Administration’s (FDA) interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, data quality and integrity particularly in non-inferiority designed trials, potential delays or additional studies that may be required by the FDA or other regulatory authorities, risks related to the continued safety and efficacy of peginesatide in clinical development,  timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, commercialization plans and efforts, industry and competitive environment, financing requirements and ability to access capital, and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Affymax undertakes no obligation to update any forward-looking statement in this press release.

###

AFFYMAX, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$54,339	$63,499
Restricted cash	—	11
Short-term investments	44,165	33,582
Receivable from Takeda	6,937	—
Deferred tax assets	351	438
Prepaid expenses and other current assets	1,828	2,012
Total current assets	107,620	99,542
Property and equipment, net	3,013	3,982
Restricted cash	1,135	1,135
Long-term investments	—	19,876
Deferred tax assets, net of current	6,888	6,802
Other assets	339	50
Total assets	$118,995	$131,387
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$941	$321
Accrued liabilities	13,462	11,594
Accrued clinical trial expenses	3,365	11,247
Payable to Takeda	—	5,958
Deferred revenue	—	18,497
Deposit from Takeda	1,998	—
Total current liabilities	19,766	47,617
Long-term income tax liability	10,411	10,249
Advance from Takeda	6,121	—
Deferred revenue, net of current	5,174	—
Other long-term liabilities	1,526	974
Total liabilities	42,998	58,840
Commitments and contingencies (Note 7)

Stockholders’ equity
Common stock: $0.001 par value, 100,000,000 shares authorized; 35,733,181 and 25,451,338 shares issued and outstanding at December 31, 2011 and 2010, respectively	36	25
Additional paid-in capital	526,244	461,425
Accumulated deficit	(450,301)	(388,934)
Accumulated other comprehensive income	18	31
Total stockholders’ equity	75,997	72,547
Total liabilities and stockholders’ equity	$118,995	$131,387

AFFYMAX, INC.
STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenue:
Collaboration revenue	$47,703	$112,503	$114,883
License and royalty revenue	17	18	16
Total revenue	47,720	112,521	114,899
Operating expenses:
Research and development	76,308	93,638	157,125
Selling, general and administrative	32,818	33,331	36,716
Total operating expenses	109,126	126,969	193,841
Loss from operations	(61,406)	(14,448)	(78,942)
Interest income	169	275	934
Interest expense	(144)	(140)	(105)
Other income (expense), net	15	239	171
Net loss before provision (benefit) for income taxes	(61,366)	(14,074)	(77,942)
Provision (benefit) for income taxes	1	1	(1,411)
Net loss	$(61,367)	$(14,075)	$(76,531)
Net loss per common share:
Basic and diluted	$(1.84)	$(0.57)	$(4.06)
Weighted-average number of common shares used in computing basic and diluted net loss per common share	33,288	24,488	18,865

AFFYMAX, INC.
Collaboration Revenue

(in thousands)

	Year ended December 31,
	2011	2010	2009
Revenue recognized under CAPM (1)	$26,606	$112,503	$114,883
Expense reimbursement after CAPM	11,097	—	—
Milestones	10,000	—	—
Total collaboration revenue	$47,703	$112,503	$114,883

(1)          Collaboration revenue recognized for each of the three years ended December 31, 2011 consists primarily of amounts received from Takeda under our collaboration agreement, including upfront payments, development milestones, Takeda’s purchase of active pharmaceutical ingredient, or API, and reimbursement of development expenses.  Revenue for these payments was recognized under the Contingency Adjusted Performance Model of revenue recognition, or CAPM, under which all such amounts were deferred and recognized ratably over the expected development period, which ended in May 2011 with the submission of the NDA for peginesatide to the FDA.  Payments for expense reimbursement and at-risk milestones received subsequent to that date are recognized as revenue in the period earned.